SCHEDULE 14A


                INFORMATION REQUIRED IN PROXY STATEMENT

                      SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A)
              OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the  registrant    [X]
Filed by a party other than the registrant [ ]
Check the appropriate box:

[ ]       Preliminary proxy statement
[ ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]       Definitive proxy materials
[ ]       Definitive additional materials
[ ]       Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12



                       CASCADE COMMUNICATIONS CORP.
           (Name of Registrant as Specified in Its Charter)


      (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]      No fee required.
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
          0-11.

    (1)  Title of each class of securities to which transaction applies:

    (2)  Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set Forth the amount on which filing fee is calculated and state how it was determined):

    (4)  Proposed maximum aggregate value of transaction:

    (5)  Total fee paid:

[ ]      Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount previously paid:

         (2)      Form, Schedule or Registration Statement no.:

         (3)      Filing Party:

         (4)      Date Filed:

                          CASCADE COMMUNICATIONS CORP.
                                   5 Carlisle Road
                            Westford, Massachusetts 01886
                                    ---------------

                      NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                    ---------------

To the Stockholders:

         The Annual Meeting of Stockholders of Cascade Communications Corp., a Delaware corporation (the "Corporation"), will be held on Thursday, May 1, 1997 (the "Annual Meeting") at 9:30 A.M., local time, at The Omni Parker House, 60 School Street, Boston, Massachusetts 02108, to consider and act upon the following matters:

1. To elect three members to the Board of Directors to serve for three-year terms as Class I Directors.

2. To approve amendments to the Corporation's 1994 Non-Employee Director Stock Option Plan (the "Director Plan") to (i) amend the initial stock option grant from 90,000 shares to 30,000 shares for non-employee Directors first elected after the Annual Meeting; (ii) to amend the stock option grant for each subsequent year of service on the Board of Directors from 12,000 to 10,000 shares for all non-employee Directors following the Annual Meeting; (iii) to limit the number of shares granted for each initial stock option grant and the stock option grant for each subsequent year of service on the Board of Directors to the amount stated above effective after the Annual Meeting; and (iv) to increase the number of shares of Common Stock available for issuance under the Director Plan from 720,000 shares to 870,000 shares.

3. To approve an amendment to the Corporation's Amended and Restated Certificate of Incorporation increasing from 225,000,000 to 300,000,000 the number of authorized shares of Common Stock, par value $.001 per share, of the Corporation.

4. To ratify the selection of Coopers & Lybrand L.L.P. as auditors for the fiscal year ending December 31,1997.

5. To transact such other business as may properly come before the meeting or any adjournments thereof.

       Stockholders entitled to notice of and to vote at the meeting shall be determined as of March 19, 1997, the record date fixed by the Board of Directors for such purpose.

                                 By Order of the Board of Directors,


                                 Paul E. Blondin
                                 Secretary
Mail Date:  April 4, 1997

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED STAMPED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                          CASCADE COMMUNICATIONS CORP.
                                 5 Carlisle Road
                          Westford, Massachusetts 01886
                        ----------------------------------

                                 PROXY STATEMENT
                        -----------------------------------

                                  APRIL 4, 1997


         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Cascade Communications Corp. (the "Corporation") for use at the Annual Meeting of Stockholders to be held on Thursday, May 1, 1997 (the "Annual Meeting") at 9:30 A.M., local time, at The Omni Parker House, 60 School Street, Boston, Massachusetts 02108, and any adjournments thereof.

         Only stockholders of record as of March 19, 1997 (the "Record Date") will be entitled to vote at the meeting and any adjournments thereof. As of that date, 94,301,202 shares of common stock, $.001 par value (the "Common Stock"), of the Corporation were issued and outstanding. The holders of Common Stock are entitled to one vote per share on any proposal presented at the Annual Meeting. Stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder's right to attend the Annual Meeting and vote in person. Any proxy may be revoked by a stockholder at any time before it is exercised by delivery of a written revocation or a later executed proxy to the Secretary of the Corporation.

         An Annual Report to Stockholders, containing financial statements for the fiscal year ended December 31, 1996, is being mailed together with this Proxy Statement to all stockholders entitled to vote. This Proxy Statement and the form of proxy were first mailed to stockholders on or about April 4, 1997.

Voting Securities and Votes Required

         The representation in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote at the meeting is necessary to constitute a quorum for the transaction of business. Votes withheld from any nominee for election as director, abstentions and broker "non-votes" are counted as present or represented for purposes of determining the presence or absence of a quorum for the meeting. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

         In the election of directors, the nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to vote at the meeting shall be elected as directors. On all other matters being submitted to stockholders, an affirmative vote of a majority of the shares present or represented and voting on each such matter is required for approval, except that the proposal to amend the Corporation's Amended and Restated Certificate of Incorporation requires the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote at the meeting. An automated system administered by the Corporation's transfer agent tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately. Abstentions are included in the number of shares present or represented and voting on each matter. Abstentions and broker "non-votes" have the practical effect of a vote "against" the proposal to amend the Corporation's Amended and Restated Certificate of Incorporation. On all other matters, broker "non-votes" are not considered to have been voted for the particular matter and have the practical effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

         The persons named as attorneys in the proxies are officers of the Corporation. All properly executed proxies returned in time to be counted at the meeting will be voted. Any stockholder giving a proxy has the right to withhold authority to vote for any individual nominee to the Board of Directors by writing that nominee's name in the space provided on the proxy. In addition to the election of directors, the stockholders will consider and vote upon proposals to amend the Corporation's 1994 Non-Employee Director Stock Option Plan, to amend the Corporation's Amended and Restated Certificate of Incorporation and to ratify the selection of auditors, all as further described in this Proxy Statement. All proxies will be voted in accordance with the instructions contained therein, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting.

         The Board of Directors of the Corporation knows of no other matters to be presented at the meeting. If any other matter should be presented at the meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

Adjustments for Stock Splits

         All share and per share information in this Proxy Statement has been adjusted as of each date given to reflect the following stock splits in the form of stock dividends; (i) a two-for-one in June 1995; (ii) a three-for-two in February 1996; and (iii) a two-for-one in May 1996.

             STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information, as of February 20, 1997, with respect to beneficial ownership of the Corporation's Common Stock by:
(i) each person who, to the knowledge of the Corporation, beneficially owned more than 5% of the shares of Common Stock outstanding as of such date; (ii) each director or nominee for director; (iii) each executive officer identified in the Summary Compensation Table set forth below under the heading "Compensation and Other Information Concerning Directors and Officers," and (iv) all directors, nominees and executive officers as a group.



                                             Amount and     Percentage of Common
                                             Nature of       Stock
Name and Address of Beneficial Owner         Ownership(1)   Outstanding (2)
----------------------------------------    ------------   ---------------------
5% Stockholders

Putnam Investments, Inc...............       7,844,574 (3)       8.57%
One Post Office Square
Boston, MA  02109

American Century Mutual Funds, Inc...        7,033,000 (4)       7.68%
4500 Main Street, P.O. Box 418210
Kansas City, MO 64141-9210



Directors and Executive Officers

Victoria A. Brown.....................        240,000 (5)        *

Richard M. Burnes, Jr.................        173,278 (6)        *

Paul J. Ferri..........................       137,877 (7)        *

Bruns H. Grayson.......................       266,425 (8)        *

Steven C. Walske.......................        32,068 (9)        *

Daniel E. Smith........................     1,661,034 (10)       1.78%

Gururaj Deshpande......................       826,174 (11)       *

Paul E. Blondin........................       154,204 (12)       *

Michael A. Champa......................       146,574 (13)       *

Robert N. Machlin......................        62,426 (14)       *

All directors and executive officers
as a group............................      4,425,742 (15)       4.71%
(14 persons)

------------------------

*Less than 1% of the total number of outstanding shares of Common Stock.

(1) Except as otherwise noted, each person or entity named in the table has sole voting and investment power with respect to the shares.

(2) The number of shares of Common Stock deemed outstanding on February 20, 1997 includes (i) 91,528,185 shares of Common Stock outstanding on such date and (ii) all options that are currently exercisable or will become exercisable within 60 days of February 20, 1997 by the person or group in question.

(3) Represents shares held by Putnam Investments, Inc., which is the parent corporation to Putnam Investment Management, Inc. and The Putnam Advisory Company, Inc., two investment managers which are deemed to beneficially own an aggregate of 7,844,574 shares of the Corporation's Common Stock. Information stated above was provided to the Corporation as of December 31, 1996.

(4) Represents shares held by American Century Mutual Funds, Inc. ("ACMF"). American Century Investment Management, Inc. ("ACIM"), a registered investment advisor, is the investment manager of ACMF and ACIM is a wholly-owned subsidiary of American Century Companies, Inc. ("ACC"). Mr. James E. Stowers, Jr. controls ACC by virtue of his beneficial ownership of a majority of the voting stock of ACC. Mr. Stowers, ACC and ACIM disclaim beneficial ownership of such shares.
        Information stated above was provided to the Corporation as of January 15, 1997.

(5) Consists of 240,000 shares of Common Stock issuable pursuant to stock options that are currently exercisable or will become exercisable within 60 days of February 20, 1997.

(6) Includes 72,000 shares of Common Stock issuable pursuant to stock options that are currently exercisable or will become exercisable within 60 days of February 20, 1997.

(7) Includes 60,046 shares of Common Stock held by Matrix Partners IV, L.P. and 5,006 shares of Common Stock held by Matrix IV Entrepreneurs Fund, L.P. Mr. Ferri is the general partner of Matrix IV Management Company, L.P. which is the general partner of Matrix Partners IV, L.P. and Matrix IV Entrepreneurs Fund, L.P., and as such may be deemed to beneficially own all shares of Common Stock held by such entities.
        Mr. Ferri disclaims beneficial ownership of the shares held by Matrix Partners IV, L.P. and Matrix IV Entrepreneurs Fund, L.P. except to the extent of any pecuniary interest therein. Also includes 72,000 shares of Common Stock issuable pursuant to stock options that are currently exercisable or will become exercisable within 60 days of February 20, 1997.

(8) Includes 27,000 shares of Common Stock held by the Grayson Family Foundation which Mr. Grayson may be deemed the beneficial owner since he exercises voting and investment control over the shares as the President of the Foundation. Mr. Grayson disclaims any pecuniary interest in the shares held by the Grayson Family Foundation. Also includes 72,000 shares of Common Stock issuable pursuant to stock options that are currently exercisable or will become exercisable within 60 days of February 20, 1997.

(9) Includes 30,000 shares of Common Stock issuable pursuant to stock options that are currently exercisable or will become exercisable within 60 days of February 20, 1997.

(10) Includes 1,559,934 shares of Common Stock issuable pursuant to stock options that are currently exercisable or will become exercisable within 60 days of February 20, 1997.

(11) Includes 32,268 shares of Common Stock issuable pursuant to stock options that are currently exercisable or will become exercisable within 60 days of February 20, 1997.

(12) Includes 75,704 shares of Common Stock issuable pursuant to stock options that are currently exercisable or will become exercisable within 60 days of February 20, 1997.

(13) Includes 144,174 shares of Common Stock issuable pursuant to stock options that are currently exercisable or will become exercisable within 60 days of February 20, 1997.

(14) Includes 61,351 shares of Common Stock issuable pursuant to stock options that are currently exercisable or will become exercisable within 60 days of February 20, 1997.

(15) Includes an aggregate of 2,516,549 shares of Common Stock issuable pursuant to stock options that are currently exercisable or will become exercisable within 60 days of February 20, 1997.



                              ELECTION OF DIRECTORS

         In accordance with the Corporation's Amended and Restated Certificate of Incorporation, the Corporation's Board of Directors is divided into three classes.

         Two Class I Directors, Ms. Brown and Mr. Deshpande, were elected for three-year terms through a Written Consent of Stockholders in Lieu of a Special Meeting dated May 23, 1994. One Class I Director, Mr. Walske, was elected for a one-year term through a Unanimous Written Consent of Directors dated March 20, 1996. The terms of Ms. Brown and Messrs. Deshpande and Walske expire on the date of the 1997 Annual Meeting of Stockholders.

         Two Class II Directors, Mr. Ferri and Mr. Smith, were elected for three-year terms at the Annual Meeting of Stockholders held on May 2, 1996. The terms of Messrs. Ferri and Smith expire on the date of the 1999 Annual Meeting of Stockholders.

         Two Class III Directors, Mr. Burnes and Mr. Grayson, were elected for three-year terms at the Annual Meeting of Stockholders held on May 4, 1995. The terms of Messrs. Burnes and Grayson expire on the date of the 1998 Annual Meeting of Stockholders.

         Three Class I Directors will be elected at this Annual Meeting of Stockholders for three-year terms. The Class I nominees, Ms. Brown and Messrs. Deshpande and Walske, are currently serving as directors of the Corporation. Shares represented by all proxies received by the Board of Directors and not marked to withhold authority to vote for Ms. Brown and Messrs. Deshpande and Walske will be voted FOR the election of all nominees. Ms. Brown and Messrs. Deshpande and Walske will be elected to hold office until the Annual Meeting of Stockholders to be held in 2000 and until their respective successors are duly elected and qualified. All of the nominees have indicated their willingness to serve, if elected; however, if any of the nominees should be unable or unwilling to serve, the proxies will be voted for a substitute nominee designated by the Board of Directors or for fixing the number of directors at a lesser number.

         The following table sets forth for each nominee to be elected at the Annual Meeting and for each director whose term of office will extend beyond the Annual Meeting, the year each such nominee or director was first elected a director, the positions currently held by each nominee or director with the Corporation, the year each nominee's or director's term will expire and the class of director of each nominee or director.


Nominee's or Director's
Name and Year Nominee
or Director First                                Year Term              Class of
Became a Director           Position(s) Held     Will Expire            Director


Victoria A. Brown......     Director                 1997                    I
(1991)

Richard M. Burnes, Jr...    Director                 1998                  III
(1991)

Gururaj Deshpande......     Executive Vice
(1990)                      President Business
                            Development and
                            Chairman of the Board
                            of Directors             1997                    I

Paul J. Ferri.........      Director                 1999                   II
(1991)

Bruns H. Grayson......      Director                 1998                  III
(1993)

Daniel E. Smith........     President, Chief
(1992)                      Executive Officer
                            and Director             1999                   II

Steven C. Walske.......     Director                 1997                    I
(1996)

Board of Directors' Meetings and Committees

         The Board of Directors met 10 times during the fiscal year ended December 31, 1996.

         The Audit Committee of the Board of Directors, presently comprised of Mr. Burnes and Mr. Grayson, both outside directors of the Corporation, was established on April 29, 1994. The Audit Committee provides the opportunity for direct contact between the Corporation's independent accountants and the Board of Directors. The Audit Committee has responsibility for recommending the appointment of the Corporation's independent accountants, reviewing the scope and results of audits and reviewing the Corporation's internal accounting control policies and procedures. During the fiscal year ended December 31, 1996, the Audit Committee met twice.

         The Compensation Committee of the Board of Directors, presently comprised of Ms. Brown and Mr. Ferri, both outside directors of the Corporation, was established on April 29, 1994. The Compensation Committee reviews and makes recommendations concerning executive compensation, administers the Corporation's Amended and Restated 1991 Stock Plan, Concert Communications 1995 Stock Option Plan, 1994 Employee Stock Purchase Plan and 1994 Non-Employee Director Stock Option Plan and oversees the administration of the Corporation's 401(k) plan. During the fiscal year ended December 31, 1996, the Compensation Committee met four times, and took action by unanimous written consent thirteen times.

         The Board of Directors does not currently have a nominating committee. In 1996, each of the directors attended at least 75% of the total number of meetings of the Board of Directors and all Committees of the Board on which he or she served.

                 OCCUPATIONS OF DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth the Class I nominees to be elected at the meeting, the current directors who will continue to serve as directors beyond the meeting, and the executive officers of the Corporation, their ages, and the positions currently held by each such person with the Corporation. Information with respect to the number of shares of Common Stock beneficially owned by each director, directly or indirectly, as of February 20, 1997, appears under the heading "Stock Ownership of Certain Beneficial Owners and Management."


Name                                                 Age    Position

Victoria A. Brown...............................     49     Director

Richard M. Burnes, Jr...........................     55     Director

Gururaj Deshpande...............................     46     Executive Vice
                                                            President of
                                                            Business Development
                                                            and Chairman of the
                                                            Board of Directors

Paul J. Ferri...................................     58     Director

Bruns H. Grayson................................     49     Director

Daniel E. Smith.................................     47     President, Chief
                                                            Executive Officer
                                                            and Director

Steven C. Walske................................     45     Director

Hassan M. Ahmed.................................     39     Vice President of
                                                            Engineering

Paul E. Blondin.................................     46     Vice President of
                                                            Finance and
                                                            Administration,
                                                            Chief Financial
                                                            Officer, Treasurer
                                                            and Secretary

Michael A. Champa...............................     45     Vice President of
                                                            Worldwide Sales and
                                                            Customer Service

James A. Dolce, Jr..............................     34     Vice President and
                                                            General Manager of
                                                            Remote Access

John E. Dowling.................................     43     Vice President of
                                                            Operations

Robert N. Machlin...............................     39     Vice President of
                                                            Marketing

Jonathan M. Reeves..............................     37     Vice President
                                                            and General Manager
                                                            of Broadband Access

Directors to be Elected at the Meeting

Victoria A. Brown has been a director of the Corporation since November 1991 and served as Chairperson of the Board of Directors from November 1991 to January 1997. Ms. Brown has been President of Communicore, a consulting company, since 1991. Prior to that time, Ms. Brown was President of Timeplex, Inc., a data communications equipment manufacturer and a subsidiary of Unisys Corp., from 1988 to 1990.

Gururaj Deshpande is a founder of the Corporation and has served as a director of the Corporation since inception and as Chairman of the Board of Directors and Executive Vice President of Business Development of the Corporation since January 1997. From April 1992 to January 1997, Mr. Deshpande served as Executive Vice President of Marketing and Customer Service of the Corporation and from October 1990 to April 1992, served as President of the Corporation. From December 1988 to May 1990, Mr. Deshpande served as Vice President of Engineering for Coral Network Corporation, a designer and manufacturer of high performance LAN internetworking products.

Steven C. Walske has been a director of the Corporation since March 1996. Since August 1994, Mr. Walske has served as Chairman of the Board of Directors of Parametric Technology Corporation, a developer of software products for the automation of the mechanical design process, and Chief Executive Officer of Parametric Technology Corporation since December 1986. Mr. Walske served as President of Parametric Technology Corporation from December 1986 to August 1994. Mr. Walske also serves on the Board of Directors of Synopsys, Inc., VideoServer, Inc. and Object Design, Inc.


Directors Whose Terms Extend Beyond the Meeting

Richard M. Burnes, Jr. has been a director of the Corporation since June 1991. Since 1970, he has been a General Partner of The Charles River Partnerships, a group of venture capital funds based in Waltham, Massachusetts. Mr. Burnes is also a director of CellCall, Inc., LANart Corporation, Concord Communications, Passport Corporation and Prominet Corporation.

Bruns H. Grayson has been a director of the Corporation since October 1993. Since September 1987, Mr. Grayson has served as the Managing General Partner of Calvert Capital L.P., a partnership that manages the investment activities of the ABS Ventures partnerships. Mr. Grayson is also a director of Anadigics, Inc.

Paul J. Ferri has been a director of the Corporation since June 1991. He has served as a General Partner of Matrix Partners, a venture capital firm, since February 1982. Mr. Ferri also serves on the Board of Directors of Stratus Computer Inc., Applix Inc., BancTec, Inc., TechForce Corp. and VideoServer, Inc.

Daniel E. Smith has served as President, Chief Executive Officer and Director of the Corporation since April 1992. From August 1987 until April 1992, Mr. Smith served as Vice President of Sales for Proteon, Inc., a producer of LAN and LAN internetworking products. Prior to that time, Mr. Smith spent seven years at Rolm Corporation, a manufacturer of telecommunications systems, in several positions, most recently General Manager, Named Accounts Program Division, that corporation's sales division for certain major accounts.

Executive Officers

Dr.  Hassan  M.  Ahmed  has  served  as Vice  President  of  Engineering  of the
Corporation since December 1995. From July 1995 to December 1995, Dr. Ahmed served as Vice President and Chief Technology Officer of the Corporation. Prior to that time, Dr. Ahmed was President of AirAccess, an emerging high-speed, wireless LAN company from June 1993 to June 1995 and he worked as an independent consultant to technology companies such as Motorola, Inc., Telco Systems, Inc., and Windata, Inc. from September 1987 to June 1993. In addition, he was an associate professor at Boston University's Electrical Engineering and Computer Science and Systems Engineering Departments from September 1987 to September 1992.

Paul E. Blondin has served as Vice President of Finance and Administration, Chief Financial Officer and Treasurer of the Corporation since March 1993 and assumed the office of Secretary in May 1994. Prior to that time, Mr. Blondin served at Proteon, Inc. as Controller from February 1987 to February 1993, as General Manager of European Subsidiaries from September 1992 until February 1993 and as Vice President from January 1990 to February 1993.

Michael A. Champa has served as Vice President of Worldwide Sales of the Corporation since May 1995, and has served as Vice President of Customer Service since January 1997. From April 1993 to May 1995, Mr. Champa served as Vice President of Sales of the Corporation. Prior to that time, Mr. Champa served as Vice President of International Sales at Microcom Inc., a manufacturer of modems, communications software and internetworking equipment, from March 1991 to April 1993 and at Racal-Interlan, Inc., a manufacturer of data communications and internetworking products, as National Sales Director, from February 1990 to February 1991 and as Director of International Sales from February 1987 to February 1990.

James A. Dolce, Jr. has served as Vice President and General Manager of Remote Access of the Corporation since February 1997. From May 1996 to February 1997, Mr. Dolce served as Vice President of Remote Access Marketing of the Corporation. Prior to that time, Mr. Dolce was a founder and Vice President of Sales and Marketing of Arris Networks, Inc., a developer of carrier-class remote access products, from its inception to May 1996. From April 1989 to June 1995, Mr. Dolce was also a founder and Vice President of Sales and Marketing of Promptus Communications, a manufacturer of high speed digital network access products.

John E. Dowling has served as Vice President of Operations of the Corporation since May 1994. Prior to that time, Mr. Dowling served as Vice President of Operations at Coral Network Corporation from July 1991 to May 1994 and as Vice President of Operations at Epoch Systems, Inc., formerly a manufacturer of mass storage devices, from March 1987 to July 1991.

Robert N. Machlin has served as Vice President of Marketing of the Corporation since October 1994. Prior to that time, Mr. Machlin served as an independent consultant to manufacturers of networking equipment from December 1993 to September 1994. Mr. Machlin served as Vice President of Marketing at Coral Network Corporation from October 1992 to November 1993 and as Vice President of Marketing at Amnet, Inc., a manufacturer of wide area network switches, from November 1988 to October 1992.

Jonathan M. Reeves has served as Vice President and General Manager of Broadband Access of the Corporation since January 1997. Prior to that time, Mr. Reeves served as Chief Executive Officer of Sahara Networks, Inc., a developer of scaleable, high-speed broadband access products from June 1995 to January 1997. Mr. Reeves served at General DataComm, Inc., a supplier of networking and ATM switching equipment, as Associate Vice President for the ATM Business Unit from January 1995 to May 1995, as Executive Director ATM from January 1994 to January 1995, as Director System Architecture from August 1991 to January 1994 and as Product Manager from October 1989 to August 1991.



                       COMPENSATION AND OTHER INFORMATION
                        CONCERNING DIRECTORS AND OFFICERS

Executive Compensation Summary

         The following table sets forth summary information concerning the annual and long-term compensation paid or earned for services rendered to the Corporation during the fiscal years ended December 31, 1996, 1995 and 1994 to the Corporation's Chief Executive Officer and each of the four most highly compensated executive officers of the Corporation in fiscal year 1996 (the "Named Executive Officers").


                           Summary Compensation Table

                   Annual Compensation (1)             Long Term
                   ------------------------            Compensation (3)
                    Fiscal Year
                      Ending                           Awards       All Other
Name and Principal  December 31, Salary  Bonus($)(2)  Options(#)   Compensation
Position
Daniel E. Smith        1996    $214,615  $140,148         -                -
President and Chief    1995     193,596    82,258      330,778             -
Executive Officer      1994     122,038    60,000         -                -

Gururaj Deshpande      1996     189,231   103,588         -                -
Executive Vice         1995     149,269    63,275      180,874             -
President of           1994     111,885    15,000         -                -
Business Development

Paul E. Blondin        1996     149,423    79,214         -                -
Vice President of      1995     119,846    44,293      108,526             -
Finance and            1994     111,885    18,500         -                -
Administration and
Chief Financial Officer

Michael A. Champa      1996     149,327   213,896(4)      -                -
Vice President of      1995     114,505   164,476(4)   180,874             -
Worldwide Sales and    1994     100,000   295,905(4)      -                -
Customer Service

Robert N. Machlin      1996     144,519    79,214         -                -
   Vice President of   1995     120,000    37,965      156,756             -
   Marketing           1994      27,692      -         300,002             -

-------------------

(1) Excludes perquisites and other personal benefits, if any, the aggregate annual amount of which for each officer was less than the lesser of $50,000 or 10% of the total of annual salary and bonus reported.

(2) Bonuses are reported in the year earned, even if actually paid in a subsequent year.

(3) The Corporation did not grant any restricted stock awards or stock appreciation rights or make any long term incentive plan payouts during the fiscal years ended December 31, 1996, 1995 and 1994.

(4)      Consists of amounts paid pursuant to commissions.


Option Grants in the Last Fiscal Year

         The Corporation did not grant any stock options or stock appreciation rights to the Named Executive Officers during the fiscal year ended December 31, 1996.

Option Exercises and Fiscal Year-End Values

         The following table sets forth information with respect to options to purchase the Corporation's Common Stock granted to the Corporation's Named Executive Officers under the Amended and Restated 1991 Stock Plan, including:
(i) the number of shares of Common Stock purchased upon exercise of options in the fiscal year ending December 31, 1996; (ii) the net value realized upon such exercise; (iii) the number of unexercised options outstanding at December 31, 1996; and (iv) the value of such unexercised options at December 31, 1996.


                   Aggregated Option Exercises In Last Fiscal
                    Year and December 31, 1996 Option Values






                                        Number of
                   Shares               Unexercised       Value of Unexercised
                   Acquired             Options at        In-the-Money Options
                   on        Value      December 31,      at December 31,
                   Exercise  Realized   1996 (#)          1996 ($)(2)
Name               (#)       ($)(1)     Exercisable/      Exercisable/
                                        Unexercisable     Unexercisable
--------------     -------- ---------- ----------------  ----------------------
Daniel E. Smith    702,428 $35,197,578 1,368,597/555,959 $73,732,692/$23,873,480
Gururaj Deshpande        0           0   36,174/144,700      1,068,640/4,274,680
Paul E. Blondin    126,000   7,038,300   21,704/248,822      641,172/11,489,717
Michael A. Champa        0           0   144,174/306,700    7,018,541/13,199,530
Robert N. Machlin   60,000   3,535,487   31,352/305,406      926,190/12,232,238
-----------------------

(1) Amounts disclosed in this column do not reflect amounts actually received by the Named Executive Officers, but are calculated based on the difference between the fair market value of the Corporation's Common Stock on the date of exercise and the exercise price of the options. Named Executive Officers will receive cash only if and when they sell the Common Stock issued upon exercise of the options and the amount of cash received by such individuals is dependent on the price of the Corporation's Common Stock at the time of such sale.

(2) Value is based on the difference between the option exercise price and the fair market value at December 31, 1996, the last day during fiscal year 1996 for which market prices are available ($55.125 per share as quoted on the Nasdaq National Market), multiplied by the number of shares underlying the option.


Compensation Committee Report on Executive Compensation

         The Compensation Committee of the Board of Directors (the "Committee") is responsible for establishing and administering the Corporation's executive compensation policies and plans. The Committee is composed of two independent outside directors. This report is submitted by the Committee and addresses the Corporation's policies for the fiscal year ended December 31, 1996 as they apply to all executive officers.

General Compensation Policy

         The Committee's compensation program is designed to achieve the following objectives:

                  - To enhance profitability of the Corporation and stockholder value.

                  - To reward executives consistent with the Corporation's annual and long-term performance goals.

                  - To recognize individual initiative and achievement.

                  - To provide competitive compensation that will attract and retain qualified executives.

Procedure for Establishing Compensation

         At the beginning of each fiscal year, the Committee establishes an annual salary plan for the Corporation's senior executive officers based on recommendations from the Corporation's Chief Executive Officer and the Human Resources Department. The Committee reviews these recommendations taking into account the following factors: (i) external market data, (ii) the Corporation's performance, (iii) the individual's contribution to the Corporation's success, and (iv) the internal equity of pay relationships.

         In fiscal year 1996, the Corporation retained an independent compensation consultant at the request of the Committee. The consultant compared the Corporation's executive compensation policies with those of companies of comparable size in the industry.

Executive Officer Compensation Program

         The Corporation's executive officer compensation program consists of three elements:
(i) base salary which is based upon the overall performance of the Corporation and external market data, (ii) annual incentive compensation in the form of bonuses and commissions which is based upon achievement of pre-determined financial objectives of the Corporation and individual non-financial objectives, and (iii) long-term incentive compensation, in the form of stock options, granted with the objective of aligning executive officers' long-term interests with those of the stockholders and encouraging the achievement of superior results over an extended period.

         Base Salary. Base salary is generally set within the range of salaries of executive officers with comparable qualifications, experience and responsibilities at other companies of comparable size and success in the same or similar businesses. The Committee employs an outside compensation consultant to gather such external market data. The Committee has generally set base salary in the low- to mid-range level of competitive compensation. In addition to external market data, salary is also based on the Corporation's financial performance as well as individual performance.

         Annual Incentive Compensation. Annual incentive compensation, in the form of bonuses and commissions, is based on the Corporation's achievement of pre-determined revenue and earnings objectives and is also based on various non-financial objectives such as the ability to motivate and manage others, develop and maintain the skills necessary to work in a high-growth company, recognize and pursue new business opportunities and initiate programs to enhance the Corporation's growth and success.

         Long-Term Incentive Compensation. Long-term incentive compensation, in the form of stock options, allows the executive officers to share in any appreciation in the value of the Corporation's Common Stock. The Committee believes that stock option participation aligns the executive officers' interests with those of the stockholders. When establishing stock option grant levels for executive officers, the Committee considered the existing levels of stock ownership, previous grants of stock options, vesting schedules of previously granted options and the current stock price. Stock options granted under the Corporation's Amended and Restated 1991 Stock Plan have an exercise price equal to the fair market value of the stock on the date of grant and vest over a five-year period.

         No stock options were granted to either the Chief Executive Officer or any of the Named Executive Officers during the fiscal year ended December 31, 1996 as the Committee determined that the stock and option holdings of the Named Executive Officers adequately align their interests with those of the stockholders of the Corporation. During the fiscal year ended December 31, 1996, options to purchase an aggregate of 150,000 shares of the Corporation's Common Stock were granted to James A. Dolce, Jr., an executive officer of the Corporation.

Tax Considerations

         The Corporation does not believe Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which disallows a tax deduction for certain compensation in excess of $1 million, will generally have an effect on the Corporation. The Committee has structured Executive Officer Compensation such that it meets the exception for qualified performance-based compensation in accordance with Internal Revenue Code Regulations and therefore is fully deductible.

Summary of Compensation of the Chief Executive Officer

         In fiscal year 1996, the Corporation's President and Chief Executive Officer, Daniel E. Smith, received a salary and bonus compensation of $354,763, including base salary of $214,615 and bonus compensation of $140,148.

         Consistent with the Committee's philosophy, Mr. Smith's base salary for 1996 was in the low- to mid- range level of competitive compensation. The bonus paid to Mr. Smith for fiscal 1996 reflected the Corporation's achievement of certain financial objectives, the successful acquisition of Arris Networks, Inc., the work in connection with the proposed Sahara Networks, Inc. acquisition, the expansion of the Corporation's senior management team and the Corporation's continued development of innovative products. Mr. Smith was not granted any stock options in 1996 after consideration of his existing stock options, stock option exercises, existing vesting schedules and the current exercise price of existing stock options in relation to the current stock price.




                          Respectfully submitted by the Compensation Committee:

                           Victoria A. Brown
                           Paul J. Ferri


Compensation Committee Interlocks and Insider Participation

         During the fiscal year ended December 31, 1996, Ms. Brown and Mr. Ferri served on the Compensation Committee. No member of the Compensation Committee was at any time during the past fiscal year or at any other time (i) an officer or employee of the Corporation or any of its subsidiaries, or (ii) was formerly an officer of the Corporation or any of its subsidiaries.

         In May 1996, the Corporation completed its acquisition of Arris Networks, Inc. ("Arris"), a privately-held developer of high performance remote access technology for carrier class networks, by means of a merger (the "Merger") of a wholly-owned subsidiary of the Corporation with and into Arris. As a result of the Merger, Arris became a wholly-owned subsidiary of the Corporation. The Corporation issued approximately 3.2 million shares of the Corporation's Common Stock in exchange for all outstanding shares of Arris, of which 60,886 shares were issued to Matrix IV Entrepreneurs Fund, LP and 1,156,852 shares were issued to Matrix Partner IV, LP. Paul J. Ferri, a director of the Corporation, is a general partner of the general partner of each of these entities. The Company also assumed all outstanding Arris options to purchase approximately 242,000 shares of the Corporation's Common Stock.

         No executive officer of the Corporation served as a member of the Compensation Committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, where an executive officer of such other entity served as a director of the Corporation. In addition, no executive officer of the Corporation served on the Board of Directors of another entity, one of whose executive officers served as a member of the Compensation Committee of the Corporation.


Compensation of Directors

         As compensation for serving on the Board of Directors, the Corporation pays each non-employee director $5,000 annually and an additional $500 for each meeting that they attend of the Board of Directors and Board committees on which they serve. Non-employee directors may receive expense reimbursements for attending Board and committee meetings. Directors who are officers or employees of the Corporation do not receive any additional compensation for their services as directors. Non-employee directors are also entitled to participate in the Corporation's 1994 Non-Employee Director Stock Option Plan (the "Director
Plan"). Under the Director Plan, each non-employee director as of July 28, 1994 automatically received an option for 90,000 shares of Common Stock on such date, and each non-employee director first elected to the Board of Directors after July 28, 1994 automatically receives an option for 90,000 shares on the date of his or her election (each, an "Initial Grant"). Every non-employee director who continues to be a non-employee director immediately following each annual meeting of stockholders occurring after his or her Initial Grant automatically receives an option to purchase 12,000 shares of Common Stock on each such annual meeting date (each, a "Subsequent Grant"). Initial Grants become exercisable in three equal annual installments from the date of grant and Subsequent Grants become exercisable on the earlier of one year from the date of grant or the date of the next annual meeting of stockholders. The exercise price per share of all options granted under the Director Plan is equal to the fair market value of the Corporation's Common Stock on the date of grant, and such options expire on the date which is ten years from the date of the option grant. Options to purchase 90,000 shares of Common Stock at an exercise price of $43.625 per share and 60,000 shares of Common Stock at an exercise price of $51.375 per share were granted in 1996.

         If the proposed amendment to the Director Plan is approved by the stockholders of the Corporation at the Annual Meeting then the Initial Grant to non-employee directors elected for the first time after the Annual Meeting will be amended from 90,000 shares to 30,000 shares and each Subsequent Grant to all non-employee directors occurring after the Annual Meeting will be amended from 12,000 shares to 10,000 shares.



Stock Performance Graph

         The following graph compares the yearly percentage change in the cumulative total stockholder return on the Corporation's Common Stock during the period from the Corporation's initial public offering through December 31, 1996, with the cumulative total return on the Nasdaq Telecommunications Stock Index and Standard and Poor's 400 Stock Index. The comparison assumes $100 was invested on July 28, 1994 in the Corporation's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends, if any.

             Comparison of Five Year* Cumulative Total Return Among
           Cascade Communications Corp., the Nasdaq Telecommunications
               Stock Index and Standard and Poor's 400 Stock Index


                   CSCC:     Cascade Communications Corp.
                   S&P 400:  Standard and Poor's 400 Stock Index
                   Nasdaq Telecom Index:  Nasdaq Telecommunications Stock Index

                       7/28/94  9/30/94  12/30/94  3/31/95  6/30/95  9/29/95
CSCC                     100      315      412      460       577      657
S&P 400                  100      104      103      113       123      130
Nasdaq Telecom Index     100      105       98      102       112      131

                       12/29/95  3/29/96  6/28/96  9/30/96  12/31/96
CSCC                     1,137    1,795    2,720     3,260    2,205
S&P 400                    136      144      150       153      164
Nasdaq Telecom Index       131      138      141       136      136


------------

* Prior to July 28, 1994 the Corporation's Common Stock was not publicly traded. Comparative data is provided only for the period since that date.


Certain Relationships and Related Transactions

         In May 1996, the Corporation completed its acquisition of Arris Networks, Inc. ("Arris"), a privately-held developer of high performance remote access technology for carrier class networks, by means of a merger (the "Merger") of a wholly-owned subsidiary of the Corporation with and into Arris. As a result of the Merger, Arris became a wholly-owned subsidiary of the Corporation. The Corporation issued approximately 3.2 million shares of the Corporation's Common Stock in exchange for all outstanding shares of Arris, of which 60,886 shares were issued to Matrix IV Entrepreneurs Fund, LP and 1,156,852 shares were issued to Matrix Partner IV, LP. Paul J. Ferri, a director of the Corporation, is a general partner of the general partner of each of these entities. The Company also assumed all outstanding Arris options to purchase approximately 242,000 shares of the Corporation's Common Stock.

         The Corporation has adopted a policy that all transactions between the Corporation and its officers, directors, principal stockholders and their affiliates be on terms no less favorable to the Corporation than could be obtained from unrelated third parties and must be approved by a majority of the outside independent and disinterested directors. No such transactions are currently being considered.


            PROPOSAL TO AMEND THE 1994 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

         The 1994 Non-Employee Director Stock Option Plan (the "Director Plan"), which was adopted by the Board of Directors on April 29, 1994 and approved by the Corporation's stockholders on May 23, 1994, provides for the grant of options to purchase shares of the Corporation's Common Stock only to non-employee directors of the Corporation. Under the Director Plan, each non-employee director as of July 28, 1994 automatically received an option for 90,000 shares of Common Stock on such date, and each non-employee director first elected to the Board of Directors after July 28, 1994 automatically receives an option for 90,000 shares on the date of his or her election (each, an "Initial Grant"). Every non-employee director who continues to be a non-employee director immediately following each annual meeting of stockholders occurring after his or her Initial Grant automatically receives an option to purchase 12,000 shares of Common Stock on each such annual meeting date (each, a "Subsequent Grant"). The Corporation currently has five non-employee directors eligible to participate in the Director Plan.

         It is now proposed to approve amendments to the Director Plan to (i) amend the initial stock option grant from 90,000 shares to 30,000 shares; (ii) to amend the stock option grant for each subsequent year of service on the Board of Directors from 12,000 to 10,000 shares; (iii) to limit the number of shares granted for each initial stock option grant and the stock option grant for each subsequent year of service on the Board of Directors to the amount stated above; and (iv) increase the number of shares of Common Stock available for issuance under the Director Plan from 720,000 shares to 870,000 shares. The executive officers of the Corporation believe that the Director Plan is important to permit the Corporation to obtain and retain the service of qualified persons who are neither employees nor officers of the Corporation to serve as members of the Board of Directors.

         If the proposed amendments to the Director Plan are not approved by the stockholders of the Corporation, the current provisions of the Director Plan regarding the number of options granted to non-employee directors and the number of shares of Common Stock issuable under the Director Plan will remain in effect.

Description of the Director Plan

         Administration. The Director Plan is administered by the Compensation Committee of the Corporation's Board of Directors. The Compensation Committee, subject to the provisions of the Director Plan, has the power to construe the Plan, to determine all questions thereunder and to adopt and amend such rules and regulations for the administration of the Director Plan as it may deem desirable.

         Automatic Grant of Options. Options are granted pursuant to the Director Plan only to members of the Board of Directors of the Corporation who are neither employees nor officers of the Corporation. Under the provisions of the Director Plan, each non-employee director as of July 28, 1994 automatically received an option for 90,000 shares of Common Stock on such date. Each non-employee director first elected to the Board of Directors after July 28, 1994 will automatically receive an option for 90,000 shares on the date of his or her election. Each non-employee director granted an initial grant pursuant to the Director Plan who continues to be a non-employee director immediately following each successive annual meeting of stockholders occurring after the initial grant shall automatically receive an option to purchase 12,000 shares of Common Stock on each such annual meeting date.

         Shares Subject to the Director Plan. The Director Plan authorizes the grant of options to purchase 720,000 shares of Common Stock of the Corporation.

         Option Price. The exercise price per share of options granted under the Director Plan is 100% of the fair market value of the Corporation's Common Stock on the date the option is granted.

         Period of Option. Options granted under the Director Plan shall expire on the date which is ten (10) years after the date of grant of the option.

         Vesting of Shares and Non-Transferability of Options. Options granted under the Director Plan shall not be exercisable until they become vested. Initial Grants become exercisable in three equal annual installments beginning one year from the date of grant and Subsequent Grants become exercisable on the earlier of one year from the date of grant or the date of the next annual meeting of stockholders, provided that the optionee has continuously served as a member of the Board of Directors through such vesting date and has attended at least 75% of the Board of Directors meetings held during such period.

         Any option granted pursuant to the Director Plan shall not be assignable or transferable other than by will or the laws of descent and distribution or pursuant to a domestic relations order and shall be exercisable during the optionee's lifetime only by him or her.

         Effect of Termination as a Director or of Death or Disability. In the event an optionee ceases to be a member of the Board of Directors for any reason other than death or permanent disability, any then unexercised portion of options granted to such optionee shall, to the extent not then vested, immediately terminate and become void; any portion of an option which is then vested but has not been exercised at the time the optionee so ceases to be a member of the Board of Directors may be exercised, to the extent it is then vested, by the optionee within 90 days of the date the optionee ceased to be a member of the Board of Directors; and all options shall terminate after such 90 days have expired.

         In the event an optionee ceases to be a member of the Board of Directors by reason of his or her death of permanent disability, any option granted to such optionee shall be immediately and automatically accelerated and become fully vested and all unexercised options shall be exercisable by the optionee (or by the optionee's personal representative, heir or legatee, in the event of death) until the scheduled expiration date of the option.

         Exercise of Options. An option granted under the Director Plan, to the extent then exercisable, may be exercised in whole or in part by giving written notice to the Corporation stating the number of shares with respect to which the option is being exercised, which generally shall not be less than 100 shares, accompanied by payment in full for such shares. Payment may be (a) in United States dollars in cash or by check, (b) in whole or in part in shares of the Common Stock of the Corporation already owned by the person or persons exercising the option or shares subject to the option being exercised (subject to such restrictions and guidelines as the Board of Directors may adopt from time to time), valued at fair market value or (c) consistent with applicable law, through the delivery of an assignment to the Corporation of a sufficient amount of the proceeds from the sale of the Common Stock acquired upon exercise of the option and an authorization to the broker or selling agent to pay that amount to the Corporation.

         Adjustments Upon Changes in Capitalization and Other Events. Upon the occurrence of any of the following events, an optionee's rights with respect to options granted to him or her under the Director Plan shall be adjusted hereinafter provided:

         (a) Stock Dividend and Stock Splits. If the shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares or if the Corporation shall issue any shares of Common Stock as a stock dividend on its outstanding Common Stock, the number of shares of Common Stock deliverable upon the exercise of options shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or stock dividend.

         (b) Recapitalization Adjustments. If the Corporation is to be consolidated with or acquired by another entity in a merger, sale of all or substantially all of the Corporation's assets or otherwise, each option granted under the Director Plan which is outstanding but unvested as of the effective date of such event shall become exercisable in full thirty (30) days prior to the effective date of such event. In the event of a reorganization, recapitalization, merger, consolidation, or any other change in the corporate structure or shares of the Corporation, to the extent permitted by Rule 16b-3 under the Securities Exchange Act of 1934, adjustments in the number and kind of shares authorized by the Director Plan and in the number and kind of shares covered by, and in the option price of outstanding options under the Director Plan necessary to maintain the proportionate interest of the optionee and preserve, without exceeding, the value of such options, shall be made. Notwithstanding the foregoing, no such adjustment shall be made which would, within the meaning of any applicable previsions of the Internal Revenue Code of 1986, as amended, constitute a modification, extension or renewal of any option or a grant of additional benefits to the holder of an option.

         (c) Issuances of Securities. Except as expressly provided herein, no issuance by the Corporation of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to options. No adjustments shall be made for dividends paid in cash or in property other than securities of the Corporation.

         Termination and Amendment of Plan. Options may no longer be granted under the Director Plan after April 28, 2004, and the Director Plan shall terminate when all options granted or to be granted hereunder are no longer outstanding. The Board of Directors may at any time terminate the Director Plan or make such modification or amendment thereof as it deems advisable; provided, however, that the Board of Directors may not, without approval by the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at a meeting, (a) increase the maximum number of shares for which options may be granted under the Director Plan, (b) materially modify the requirements as to eligibility to participate in the Director Plan, (c) materially increase benefits accruing to option holders under the Director Plan, (d) change the provisions of the Director Plan regarding  the  termination  of  the  options  or the  times  when  they  may be exercised, (e) change the designation of the class of persons eligible to receive options, or (f) amend the Director Plan in any manner which would cause Rule 16b-3 under the Securities Exchange Act (or any successor or amended provision thereof) to become inapplicable to the Director Plan; and provided further that the provisions of the Director Plan specified in Rule 16b-3(c)(2)(ii)(A) (or any successor or amended provision thereof) under the Securities Exchange Act of 1934 (including without limitation, provisions as to eligibility, amount, price and timing of awards) may not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder. Termination or any modification or amendment of the Director Plan shall not, without consent of a participant, affect his or her rights under an option previously granted to him or her.

         Federal Income Tax Consequences. Options granted under the Director Plan are intended to be Nonqualified Options for federal income tax purposes. A director will not recognize any taxable income upon the grant of an option under the Director Plan, but will generally recognize ordinary compensation income at the time of exercise of the option in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price. Upon the exercise of an option, the Corporation, may require the optionee to pay withholding taxes in respect of amounts considered to be compensation includible in the optionee's gross income. In some circumstances, however, a director may acquire Common Stock subject to special rules under Section 83 of the Code because of certain securities laws restrictions on resale.

         Generally, upon any grant or exercise of an option in which a director does not recognize compensation income, no tax deduction will be allowed to the Corporation. When a director recognizes compensation income as a result of the exercise of an option under the Director Plan, the Corporation generally will be entitled to a corresponding deduction for income tax purposes.

                               Option Information

         The following table sets forth as of March 1, 1997, options granted in the aggregate under the Director Plan to each non-employee director:

Name                          Title                      No. of Options Granted
Victoria A. Brown.......     Director                     114,000
Richard M. Burnes, Jr...     Director                     114,000
Paul J. Ferri...........     Director                     114,000
Bruns H. Grayson........     Director                     114,000
Steven C. Walske........     Director                     102,000


         Approval of the amendments to the Director Plan will require the affirmative vote of a majority of the outstanding shares of Common Stock of the Corporation eligible to vote and present and voting on this matter.

         The Board of Directors recommends a vote FOR the approval of the amendments to the Director Plan.


       PROPOSAL TO AMEND THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

         By a Board of Directors vote dated January 22, 1997, the Board of Directors recommended to the stockholders that the Corporation amend the Corporation's Amended and Restated Certificate of Incorporation (the "Charter") to increase the number of authorized shares of Common Stock, par value $.001 per share, from 225,000,000 to 300,000,000 shares. Shares of the Corporation's Common Stock, including the additional shares proposed for authorization, do not have preemptive or similar rights.

         As of February 20, 1997, there were approximately 91,528,185 shares of Common Stock issued and outstanding and, assuming the proposal to amend the 1994 Non-Employee Director Plan is approved, there will be approximately 19,809,856 shares reserved for future issuance pursuant to the Corporation's stock plans. If the amendment to the Charter is approved, the Board of Directors will have the authority to issue approximately 188,661,959 additional shares of Common Stock without further stockholder approval. The Board of Directors believes that the authorized number of shares of Common Stock should be increased to provide sufficient shares for such corporate purposes as may be determined by the Board of Directors to be necessary or desirable. These purposes may include, without limitation: acquiring other businesses in exchange for shares of the Corporation's Common Stock; entering into collaborative research and development arrangements with other companies in which Common Stock or the right to acquire Common Stock are part of the consideration; facilitating broader ownership of the Corporation's Common Stock by effecting a stock split or issuing a stock dividend; raising capital through the sale of Common Stock; and attracting and retaining valuable employees by the issuance of stock options. The Corporation at present has no commitments, agreements or undertakings to issue any such additional shares. The Board of Directors considers the authorization of additional shares of Common Stock advisable to ensure prompt availability of shares for issuance should the occasion arise.

         The issuance of additional shares of Common Stock could have the effect of diluting earnings per share and book value per share, which could adversely affect the Corporation's existing stockholders. In addition, the Corporation's authorized but unissued shares of Common Stock could be used to make a change in control of the Corporation more difficult or costly. Issuing additional shares of Common Stock could have the effect of diluting stock ownership of the persons seeking to obtain control of the Corporation. The Corporation is not aware, however, of any pending or threatened efforts to obtain control of the Corporation, and the Board of Directors has no current intention to use the additional shares of Common Stock in order to impede a takeover attempt.

         Approval  of  the  proposed  amendment  to  the  Amended  and  Restated
Certificate of Incorporation will require the affirmative vote of the stockholders of at least a majority of all outstanding shares of Common Stock of the Corporation.

         The  Board  of  Directors  recommends  a vote FOR the  approval  of the
amendment   to  the   Corporation's   Amended  and   Restated   Certificate   of
Incorporation.


                      RATIFICATION OF SELECTION OF AUDITORS

         The Corporation's consolidated financial statements for the years ended December 31, 1994, 1995 and 1996 were audited by Coopers & Lybrand L.L.P. ("Coopers & Lybrand"). The Board of Directors has selected the firm of Coopers & Lybrand, independent certified public accountants, to serve as auditors for the fiscal year ending December 31, 1997. Coopers & Lybrand has served as the Corporation's auditors since 1993. It is expected that a member of the firm will be present at the meeting with the opportunity to make a statement if so desired and will be available to respond to appropriate questions.

         The Board of Directors recommends a vote FOR the ratification of this selection.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act of 1934, as amended, requires the Corporation's directors, executive officers and holders of more than 10% of the Corporation's outstanding shares of Common Stock (collectively, "Reporting Persons") to file with the Securities and Exchange Commission (the "Commission") initial reports of ownership and reports of changes in ownership of Common Stock of the Corporation. Such persons are required by regulations of the Commission to furnish the Corporation with copies of all such filings. Based on its review of the copies of such filings received by it with respect to the fiscal year ended December 31, 1996 and written representations from certain Reporting Persons, the Corporation believes that all Reporting Persons complied with all
Section 16(a) filing requirements in the fiscal year ended December 31, 1996, with the following exceptions: Daniel E. Smith, President, Chief Executive Officer and Director of the Corporation, filed an Amended Form 4 in January 1997, reporting a transaction which should have been reported in May 1996; and Gururaj Deshpande, Executive Vice President of Business Development and Chairman of the Board of Directors, filed an Amended Form 4 in January 1997, reporting a transaction which should have been reported in May 1996.


                              STOCKHOLDER PROPOSALS

         Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at the next Annual Meeting of Stockholders of the Corporation must be received at the Corporation's principal executive offices not later than December 5, 1997. In order to curtail any controversy as to the date on which a proposal was received by the Corporation, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested.


                            EXPENSES AND SOLICITATION

         The cost of solicitation of proxies will be borne by the Corporation, and, in addition to soliciting stockholders by mail through its regular employees, the Corporation may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Corporation registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Corporation may also be made of some stockholders in person or by mail, telephone or telegraph following the original solicitation. The Corporation has retained Corporate Investors Communications, Inc. to assist in the solicitation of proxies and will pay this company a fee of approximately $5,500 plus out-of-pocket expenses.